Exhibit 99.1

Evolution Petroleum Announces Results for the Fiscal 2021 Second Quarter Ended December 31, 2020 and Declares Quarterly Common Stock Dividend
Increases Next Dividend Payment by 20%

HOUSTON, TX / ACCESSWIRE / February 3, 2021 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") announced today financial results and operating highlights for its fiscal second quarter ended December 31, 2020 (the "current quarter").

Highlights for the Quarter:

•Declared and paid 29th consecutive quarterly cash dividend on common shares and increased the next dividend payment by 20%, from $0.025 per share to $0.03 per share, payable on March 31, 2021.
•Revenues increased by 3.1% over the prior quarter to $5.8 million.
•Generated cash flow in excess of quarterly dividend, before the effects of our last derivatives settlement, and ended the quarter with $19.0 million in cash and no debt.
•Resumed purchases of CO2 at Delhi in late October at a restricted rate and averaged approximately 75 million cubic feet (MMcf) per day for December of 2020.
•Amended credit agreement to incorporate a more flexible current ratio covenant.
•In December, the last of the company’s hedges rolled off, which had been adversely impacting recent results.
•Hired Ryan Stash as CFO after retirement of David Joe.

Management Comments on Results

“We remain extremely positive about the future of Evolution Petroleum,” said Jason Brown, President and CEO. “Although the price of crude rebounded in January to a level approaching that of a year ago, it remains volatile. We have weathered the storm and are optimistic about 2021, as demonstrated by our initial increase in the dividend rate. The hedges that we put in place to protect our balance sheet and dividend during this tumultuous past year did their job and expired in December, allowing us to fully benefit from the recent uptick in commodity prices going forward. We are pleased to welcome our new Chief Financial Officer, Ryan Stash, to the team. Ryan began to add value almost immediately in renegotiating our credit facility covenants to allow full access to our $23 million borrowing base. This undrawn facility, along with our $19 million of cash, will allow us to grow our company and support the dividend as opportunities arise. We are encouraged to hear from our operating partners of the resumption of capital expenditures and much needed conformance work at Delhi. CO2 purchases have been partially resumed at Delhi, averaging almost 75 MMcf per day in December, sufficient to have already begun stabilizing the oil production rate. Purchase levels are expected to be restricted through much of calendar 2021, but are expected to increase over time. We anticipate that the projected increase in purchase levels later this year will help to restore reservoir pressure and result in increased oil production. The Delhi operator, citing oil price uncertainty, has elected to delay the next phase of development for at least twelve months. As such, we continue to look for opportunities to acquire assets that will further support our long-term dividend policy and are encouraged by the number and attractiveness of the potential acquisitions we are evaluating.”

Financial and Operational Results

Evolution reported total revenues for the quarter of $5.8 million compared to $5.6 million in the prior quarter, a 3.1% increase primarily driven by a 4.3% increase in the average realized oil price of $38.83 per barrel compared to $36.93 in the prior quarter. Also contributing to the increase in total revenues was a 36% increase in the average realized NGL price of $12.36 per barrel of oil equivalent ("BOE") compared to $9.11 per BOE in the prior quarter.

Total net production in barrels of oil equivalent per day ("BOEPD") decreased 2.4% to 1,797 BOEPD in the current quarter compared to 1,841 BOEPD in the prior quarter. This decrease is primarily attributable to lower Delhi oil production as a result of the suspension of CO2 purchases, due to previously announced pipeline repairs, from late February through the end of October 2020 as well as a deferral of field conformance capital expenditures, and lower production at Hamilton Dome primarily due to wells temporarily shut-in for repairs and maintenance or low oil prices.

Lease operating costs were $3.0 million in the current quarter, an increase of 25% from $2.4 million in the prior quarter. This increase is primarily due to the resumption of CO2 purchases at Delhi which resulted in $0.6 million in CO2 costs for the quarter. All other lease operating costs remained unchanged at $2.4 million.

The Company recorded a $15.2 million impairment charge during the current quarter primarily as a result of the extremely low oil prices realized in March through May of 2020, which are incorporated in the trailing 12-month average price calculation required for the quarterly ceiling test. Under the full cost method of accounting that the company utilizes, capitalized costs of oil and gas properties, net of accumulated DD&A and related deferred taxes, are limited to the estimated future net cash flows from proved oil and gas reserves, discounted at 10%, plus the lower of cost or fair value of unproved properties included in the amortization base, plus the cost of unproved properties excluded from amortization, as adjusted for related income tax effects (the valuation “ceiling”). The prices used in calculating Evolution’s ceiling test at December 31, 2020 were $39.54 per barrel of oil and $8.30 per BOE of natural gas liquids compared to $43.63 per barrel of oil and $7.85 per BOE of natural gas liquids at September 30, 2020.

The Company recorded a net loss on derivative contracts of $0.3 million during the current quarter which is consistent with the net loss in the prior quarter. The current quarter consisted of $1.4 million of realized losses, partially offset by $1.1 million of unrealized mark-to-market gains as the last of the Company’s open derivative contracts rolled off at December 31, 2020.

General and administrative (''G&A'') expenses (inclusive of non-cash expenses) were $1.8 million for the current quarter, an increase of $0.5 million from $1.3 million in the prior quarter. The increase in G&A expenses was primarily attributable to one-time consulting and legal expenses associated with the Company’s CFO search and transition costs, as well as the yearly administrative and legal expenses associated with the annual shareholder meeting and new equity plan.

Income tax benefit increased to $3.2 million, or 39.4%, from the prior quarter, primarily due to a higher pre-tax loss driven by proved property impairment. At December 31, 2020, the Company has a receivable for income tax refunds of approximately $3.1 million.

Net loss for the quarter was $12.7 million (including $15.2 million pre-tax / $11.1 million after-tax of a non-cash impairment), or $0.38 per diluted share, compared to a net loss of $7.1 million (including $9.6 million pre-tax / $7.0 million after-tax of a non-cash impairment), or $0.22 per diluted share, in the previous quarter. The increase in the Company's net loss was impacted by the full cost ceiling impairment recorded at December 31, 2020 driven by the severe decline in oil prices during the twelve months ended December 31, 2020 and an increase in lease operating expense as CO2 purchases were reinstated on October 26,2020. These increases were partially offset by a reduction in depletion expense as a result of the Company's fiscal first quarter 2021 full cost ceiling test impairment and an increase in average realized prices of oil and natural gas liquids.

Capital Spending

During the current quarter, the Company incurred capital expenditures of less than $0.1 million. Capital expenditures for the quarter were curtailed at both Delhi and Hamilton Dome due to the continued volatile price environment. Maintenance capital and expense workovers were performed on an as needed basis to maintain operations.

Based on discussions with the Delhi and Hamilton Dome operators, the Company expects to resume conformance workover projects and will likely incur additional maintenance capital expenditures as oil prices recover, primarily at the Delhi field. The Hamilton Dome operator expects to restore volumes shut-in due to low oil prices as conditions improve in the market. Such amounts for workover projects are not known or approved but are expected to be in the range of $0.25 million to $0.5 million for the remaining six months of fiscal 2021. Evolution’s proved undeveloped reserves at June 30, 2020 included 1.86 MMBOE of reserves and approximately $8.6 million of future development costs associated with Phase V development in the eastern portion of the Delhi field. Such development requires participation by both the operator and the Company, and is also dependent, in part, on the field operator's available funds, capital spending plans, and priorities within its portfolio of properties. In light of the current oil price volatility, the Delhi field operator has decided to delay the Phase V development project for twelve to twenty-four months. The Company believes Phase V is economic at today's prices and continues to include it in proved undeveloped reserves. The Company plans to continue discussions with the operator and looks forward to the eventual development of Phase V now expected to begin in calendar year 2022/2023.

Liquidity and Outlook

Working capital increased by $0.1 million from the prior quarter to $21.6 million. The Company ended the quarter with $19.0 million in cash after paying out $0.8 million in dividends, no debt and an undrawn reserve-based credit facility. The Company and its bank agreed to improve the flexibility of the credit facility by entering into an amendment to eliminate the backward-looking debt service coverage ratio and replace it with a current ratio.

Operations Update

The WTI average price for the current quarter increased 4% from the prior quarter to $42.70/bbl. Although WTI has generally exceeded $50/bbl since December 31, 2020, the Company expects the price of crude oil to remain volatile in the near-term. The Company cannot predict the duration of such volatility nor the current supply-demand imbalance but must be prepared for the potential effects on the Company's business, financial condition, results of operations, and cash flows.

Decreased production volumes observed at Delhi for the quarter were primarily attributable to a lack of CO2 purchases from February through October which resulted in reduced CO2 injection volumes, as well as unplanned downtime and colder inlet temperatures which caused operational issues. Purchased CO2 supply came back online at Delhi on October 26, 2020 at an initial restricted rate of approximately 65 MMcf per day and averaged approximately 75 MMcf per day during December 2020. The current level of CO2 purchases is expected to abate production decline, and as CO2 purchases increase later this year, the reservoir is expected to repressurize which should increase current oil production at Delhi field. Additionally, maintenance work improved run time at the Delhi NGL plant in December 2020 and installation of remote sensing equipment at Delhi was completed during the quarter.

The Hamilton Dome operator has been cognizant of expense impact on field economics and have worked to reduce costs during the fiscal second quarter of 2021. The operator has been deliberate in their well reactivations to prevent unnecessary wear and tear on equipment from repeated shut-in cycles as well as in the timing of reactivations to maximize cost savings on electricity. The Company expects some of the cost savings implemented to continue to be realized moving forward.

Cash Dividend on Common Stock

Influenced by the improved outlook for oil price and resumption of CO2 purchases at Delhi, the Board of Directors declared an increased cash dividend of $0.03 per share of common stock, which will be paid on March 31, 2021 to common stockholders of record on March 16, 2021. This will be the thirtieth consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid over $70 million or $2.18 per share back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Quarterly Conference Call

Evolution Petroleum Corporation will host its earnings conference call for the quarter ended December 31, 2020 on Thursday, February 4, 2021 at 2:00 p.m. Eastern (1:00 p.m. Central). The call will be hosted by Jason Brown, President & Chief Executive Officer and Ryan Stash, Chief Financial Officer. Details for the conference call are as follows:

Date: February 4, 2021

Time: 2:00 p.m. Eastern

Call: 888-506-0062 (Toll free United States & Canada)

Call: 973-528-0011 (International)

To listen live via webcast over the internet, click the link https://www.webcaster4.com/Webcast/Page/2188/39796 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through March 6, 2021 and will be accessible by calling 877-481-4010 (Toll free United States & Canada); 919-882-2331 (International) with the replay pin number of 39796.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field and our interest in a secondary recovery project in Wyoming's Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts:

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Revenues
Crude oil	$5,462,783	$8,974,237	$10,841,944	$17,819,741
Natural gas liquids	305,200	406,634	521,226	712,578
Natural gas	169	744	358	1,511
Total revenues	5,768,152	9,381,615	11,363,528	18,533,830
Operating costs
Lease operating costs	3,005,413	4,234,605	5,403,337	7,324,694
Depreciation, depletion, and amortization	1,358,168	1,461,049	2,769,056	2,910,803
Proved property impairment	15,189,459	—	24,792,079	—
Net loss on derivative contracts	279,679	—	614,645	—
General and administrative expenses *	1,845,699	1,436,197	3,124,397	2,774,550
Total operating costs	21,678,418	7,131,851	36,703,514	13,010,047
Income (loss) from operations	(15,910,266)	2,249,764	(25,339,986)	5,523,783
Other
Interest and other income	11,217	52,941	25,643	119,070
Interest expense	(19,622)	(29,345)	(41,654)	(58,690)
Income (loss) before income taxes	(15,918,671)	2,273,360	(25,355,997)	5,584,163
Income tax provision (benefit)	(3,208,664)	508,442	(5,510,842)	1,026,425
Net income (loss) attributable to common stockholders	$(12,710,007)	$1,764,918	$(19,845,155)	$4,557,738
Earnings (loss) per common share
Basic	$(0.38)	$0.05	$(0.60)	$0.14
Diluted	$(0.38)	$0.05	$(0.60)	$0.14
Weighted average number of common shares outstanding
Basic	33,106,885	32,988,737	33,031,270	33,057,691
Diluted	33,106,885	32,988,737	33,031,270	33,061,555

* For the three months ended December 31, 2020 and 2019, non-cash stock-based compensation expenses were $317,506 and $236,190, respectively. For the six months ended December 31, 2020 and 2019, non-cash stock-based compensation expenses were $617,857and $568,203, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31, 2020	June 30, 2020
Assets
Current assets
Cash and cash equivalents	$19,035,092	$19,662,528
Receivables from oil and gas sales	2,507,048	1,919,213
Receivables of federal and state income taxes	3,112,772	3,243,271
Prepaid expenses and other current assets	400,438	491,686
Total current assets	25,055,350	25,316,698
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	39,270,735	66,512,281
Other property and equipment, net	14,019	17,639
Total property and equipment, net	39,284,754	66,529,920
Other assets, net	361,904	291,618
Total assets	$64,702,008	$92,138,236
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,051,812	$1,471,679
Accrued liabilities and other	1,376,121	716,648
Derivative contract liabilities	—	1,911,343
State and federal income taxes payable	53,190	179,189
Total current liabilities	3,481,123	4,278,859
Long term liabilities
Deferred income taxes	5,294,276	11,061,023
Asset retirement obligations	2,646,682	2,588,894
Operating lease liability	51,201	84,978
Total liabilities	11,473,282	18,013,754
Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,490,550 and 32,956,469 shares issued and outstanding, respectively	33,490	32,956
Additional paid-in capital	41,901,421	41,291,446
Retained earnings	11,293,815	32,800,080
Total stockholders’ equity	53,228,726	74,124,482
Total liabilities and stockholders’ equity	$64,702,008	$92,138,236

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2020	2019
Cash flows from operating activities
Net income (loss) attributable to the Company	$(19,845,155)	$4,557,738
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	2,769,056	2,910,803
Proved property impairment	24,792,079	—
Stock-based compensation	617,857	568,203
Settlement of asset retirement obligations	(100,389)	(26,773)
Deferred income taxes	(5,766,747)	40,252
Net loss on derivative contracts	614,645	—
Payments made for derivative settlements	(2,137,225)	—
Other	7,475	32,149
Changes in operating assets and liabilities:
Receivables	(457,336)	(840,298)
Prepaid expenses and other current assets	91,248	(60,118)
Net operating loss carryback	(110,942)	—
Accounts payable and accrued expenses	875,390	875,929
State and federal income taxes payable	(125,999)	116,173
Net cash provided by operating activities	1,223,957	8,174,058
Cash flows from investing activities
Acquisition of oil and natural gas properties	—	(9,337,716)
Capital expenditures for oil and natural gas properties	(182,935)	(1,080,874)
Net cash used in investing activities	(182,935)	(10,418,590)
Cash flows from financing activities
Common stock dividends paid	(1,661,110)	(6,621,194)
Common share repurchases, including shares surrendered for tax withholding	(7,348)	(1,750,839)
Other	—	—
Net cash used in financing activities	(1,668,458)	(8,372,033)
Net decrease in cash and cash equivalents	(627,436)	(10,616,565)
Cash and cash equivalents, beginning of period	19,662,528	31,552,533
Cash and cash equivalents, end of period	$19,035,092	$20,935,968

Supplemental disclosures of cash flow information:	Six Months Ended December 31,
	2020	2019
Income taxes paid	$561,852	$1,100,000
Income tax refunds received	130,499	—
Non-cash transactions:
(Decrease) increase in accrued purchases of property and equipment	(54,190)	39,361
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	91,430	871,076

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	December 31, 2020	September 30, 2020	Variance	Variance %
Oil and gas production
Crude oil revenues	$5,462,783	$5,379,161	$83,622	1.6%
NGL revenues	305,200	216,026	89,174	41.3%
Natural gas revenues	169	189	(20)	(10.6)%
Total revenues	$5,768,152	$5,595,376	$172,776	3.1%

Crude oil volumes (Bbl)	140,700	145,657	(4,957)	(3.4)%
NGL volumes (Bbl)	24,695	23,724	971	4.1%
Natural gas volumes (Mcf)	85	130	(45)	(34.6)%
Equivalent volumes (BOE)	165,409	169,403	(3,994)	(2.4)%

Crude oil (BOPD, net)	1,529	1,583	(54)	(3.4)%
NGLs (BOEPD, net)	268	258	10	3.9%
Natural gas (BOEPD, net)	—	—	—	n.m.
Equivalent volumes (BOEPD, net)	1,797	1,841	(44)	(2.4)%

Crude oil price per Bbl	$38.83	$36.93	$1.90	5.1%
NGL price per Bbl	12.36	9.11	3.25	35.7%
Natural gas price per Mcf	1.99	1.45	0.54	n.m.
Equivalent price per BOE	$34.87	$33.03	$1.84	5.6%

CO2 costs	$619,887	$—	$619,887	—%
Other lease operating costs	2,385,526	2,397,924	(12,398)	(0.5)%
Total lease operating costs	$3,005,413	$2,397,924	$607,489	25.3%

CO2 costs per BOE	$3.75	$—	$3.75	—%
All other lease operating costs per BOE	14.42	14.16	0.26	1.8%
Lease operating costs per BOE	$18.17	$14.16	$4.01	28.3%

CO2 costs per mcf	$0.55	$—	$0.55	—%
CO2 volumes (MMcf per day, gross)	51.4	—	51.4	—%

DD&A of proved oil and gas properties	$1,308,716	$1,362,085	$(53,369)	(3.9)%
Depreciation of other property and equipment	1,810	1,810	—	—%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	44,251	43,602	649	1.5%
Total DD&A	$1,358,168	$1,410,888	$(52,720)	(3.7)%

Oil and gas DD&A rate per BOE	$7.91	$8.04	$(0.13)	(1.6)%
n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended December 31,
	2020	2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$5,462,783	$8,974,237	$(3,511,454)	(39.1)%
NGL revenues	305,200	406,634	(101,434)	(24.9)%
Natural gas revenues	169	744	(575)	(77.3)%
Total revenues	$5,768,152	$9,381,615	$(3,613,463)	(38.5)%

Crude oil volumes (Bbl)	140,700	168,117	(27,417)	(16.3)%
NGL volumes (Bbl)	24,695	27,260	(2,565)	(9.4)%
Natural gas volumes (Mcf)	85	356	(271)	(76.1)%
Equivalent volumes (BOE)	165,409	195,437	(30,028)	(15.4)%

Crude oil (BOPD, net)	1,529	1,827	(298)	(16.3)%
NGLs (BOEPD, net)	268	296	(28)	(9.5)%
Natural gas (BOEPD, net)	—	1	(1)	n.m.
Equivalent volumes (BOEPD, net)	1,797	2,124	(327)	(15.4)%

Crude oil price per Bbl	$38.83	$53.38	$(14.55)	(27.3)%
NGL price per Bbl	12.36	14.92	(2.56)	(17.2)%
Natural gas price per Mcf	1.99	2.09	(0.10)	n.m.
Equivalent price per BOE	$34.87	$48.00	$(13.13)	(27.4)%

CO2 costs	$619,887	$1,410,213	$(790,326)	(56.0)%
Other lease operating costs	2,385,526	2,824,392	(438,866)	(15.5)%
Total lease operating costs	$3,005,413	$4,234,605	$(1,229,192)	(29.0)%

CO2 costs per BOE	$3.75	$7.22	$(3.47)	(48.1)%
All other lease operating costs per BOE	14.42	14.45	(0.03)	(0.2)%
Lease operating costs per BOE	$18.17	$21.67	$(3.50)	(16.2)%

CO2 costs per mcf	$0.55	$0.77	$(0.22)	(28.6)%
CO2 volumes (MMcf per day, gross)	51.4	83.6	(32.2)	(38.5)%

DD&A of proved oil and gas properties	$1,308,716	$1,419,333	$(110,617)	(7.8)%
Depreciation of other property and equipment	1,810	2,182	(372)	(17.0)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	44,251	36,143	8,108	22.4%
Total DD&A	$1,358,168	$1,461,049	$(102,881)	(7.0)%

Oil and gas DD&A rate per BOE	$7.91	$7.26	$0.65	9.0%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Six Months Ended December 31,
	2020	2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$10,841,944	$17,819,741	$(6,977,797)	(39.2)%
NGL revenues	521,226	712,578	(191,352)	(26.9)%
Natural gas revenues	358	1,511	(1,153)	(76.3)%
Total revenues	$11,363,528	$18,533,830	$(7,170,302)	(38.7)%

Crude oil volumes (Bbl)	286,357	317,224	(30,867)	(9.7)%
NGL volumes (Bbl)	48,419	53,776	(5,357)	(10.0)%
Natural gas volumes (Mcf)	215	712	(497)	(69.8)%
Equivalent volumes (BOE)	334,812	371,119	(36,307)	(9.8)%

Crude oil (BOPD, net)	1,556	1,724	(168)	(9.7)%
NGLs (BOEPD, net)	263	292	(29)	(9.9)%
Natural gas (BOEPD, net)	—	1	(1)	n.m.
Equivalent volumes (BOEPD, net)	1,819	2,017	(198)	(9.8)%

Crude oil price per Bbl	$37.86	$56.17	$(18.31)	(32.6)%
NGL price per Bbl	10.76	13.25	(2.49)	(18.8)%
Natural gas price per Mcf	1.67	2.12	(0.45)	(21.2)%
Equivalent price per BOE	$33.94	$49.94	$(16.00)	(32.0)%

CO2 costs	$619,887	$2,694,980	$(2,075,093)	(77.0)%
Other lease operating costs	4,783,450	4,629,714	153,736	3.3%
Total lease operating costs	$5,403,337	$7,324,694	$(1,921,357)	(26.2)%

CO2 costs per BOE	$1.85	$7.26	$(5.41)	(74.5)%
All other lease operating costs per BOE	14.29	12.48	1.81	14.5%
Lease operating costs per BOE	$16.14	$19.74	$(3.60)	(18.2)%

CO2 costs per mcf	$0.55	$0.80	$(0.25)	(31.3)%
CO2 volumes (MMcf per day, gross)	17.0	76.6	(59.6)	(77.8)%

DD&A of proved oil and gas properties	$2,670,801	$2,837,087	$(166,286)	(5.9)%
Depreciation of other property and equipment	3,620	4,504	(884)	(19.6)%
Amortization of intangibles	6,782	6,782	—	—%
Accretion of asset retirement obligations	87,853	62,430	25,423	40.7%
Total DD&A	$2,769,056	$2,910,803	$(141,747)	(4.9)%

Oil and gas DD&A rate per BOE	$7.98	$7.64	$0.34	4.5%